Holly Energy Partners Declares Quarterly Distribution; 38th Consecutive Quarterly Distribution Increase

Increases quarterly distribution to $0.5075 per unit from $0.50 per unit

DALLAS, TX, April 24, 2014 – The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.5075 per unit for the first quarter of 2014. For the prior quarter, $0.50 per unit was distributed to unitholders. This distribution, which represents a 6.3% increase over the $0.4775 per unit distribution declared for the first quarter of 2013, marks the thirty‐eighth consecutive quarterly increase. Holly Energy has increased its distribution to unitholders every quarter since becoming a publicly-traded partnership in July 2004. The distribution will be paid on May 15, 2014 to unitholders of record on May 5, 2014.

Holly Energy plans to announce results for its first quarter of 2014 on May 1, 2014, before the opening of trading on the NYSE. The Partnership has scheduled a webcast later that day at 4 pm Eastern time to discuss financial results.

The webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1031837.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446‐4(b). Please note that one hundred percent (100.0%) of Holly Energy Partner’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest), in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

FOR FURTHER INFORMATION, Contact

Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511